Exhibit 99.1

Ever-Glory Reports Third Quarter 2014 Financial Results

NANJING, China, Nov. 13, 2014 /PRNewswire/ -- Ever-Glory International Group, Inc. (the "Company" or "Ever-Glory") (NYSE MKT: EVK), a leading apparel supply chain manager and retailer based in China, today reported its financial results for the third quarter ended September 30, 2014.

Total sales for the quarter were $139.9 million, an increase of 31.2% compared to $106.7 million in the third quarter of last year. This increase was primarily attributable to a 41% increased sales in retail business as well as a 24.7% increased sales in wholesale business.

Retail sales generated from the Company's retail business for the quarter increased 41% to $59.9 million compared to $42.5 million last year. This increase was primarily due to the increase in new stores opened and same store sales. Ever-Glory had 1,137 retail stores as of September 30, 2014, compared to 904 retail stores as of September 30, 2013.

Wholesale sales generated from the Company's wholesale business for the quarter increased 24.7% to $80.1 million, compared to $64.2 million last year. This increase was primarily attributable to increased sales in P.R.C, Germany, the United States and Europe-Other.

Total gross profit for the quarter was $33.8 million, or 24.2% of total sales, compared to $25.4 million, or 23.8% of total sales last year.

Selling expenses for the quarter increased 25% to $17.8 million compared to $14.2 million last year. As a percentage of sales, selling expenses decreased 60 basis points to 12.7% compared to 13.3% last year.

General and administrative expenses for the quarter increased 45.1% to $9.7 million compared to $6.7 million last year. As a percentage of total sales, general and administrative expenses increased 60 basis points to 6.9% compared to 6.3% last year. The increase was attributable to an increase in the number of wholesale and retail management personnel.

Income from operations for the quarter increased 41.5% to $6.3 million compared to $4.5 million last year. As a percentage of sales, income from operations accounted for 4.5% of our total sales for the quarter, an increase of 0.3% compared to 4.2% last year as a result of increased gross profit.

Net income for the quarter increased 32.3% to $5.1 million compared to $3.9 million last year. Basic and diluted earnings per share were $0.35 and $0.26 for the three months ended September 30, 2014 and 2013, respectively.

Balance Sheet and Cash Flow

As of September 30, 2014, Ever-Glory had approximately $16.0 million of cash and cash equivalents, compared to approximately $27.8 million as of December 31, 2013. Ever-Glory had working capital of approximately $45.1 million as of September 30, 2014, and outstanding bank loans of approximately $49.0 million as of September 30, 2014.

Business Outlook

For the fourth quarter of 2014, Every-Glory anticipates total net sales in the range of $90 to $140 million and net income in the range of $1.5 to $2.5 million. For full year 2014, Every-Glory anticipates total net sales in the range of $420 to $470 million and net income in the range of $11 to $17 million.

About Ever-Glory International Group,Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel Company listed on the American Stock Exchange (now called NYSE MKT), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. Ever-Glory maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO".

Conference Call

The Company will hold a conference call today at 8:00 a.m. Eastern Time which will be hosted by Jason Jiansong Wang, Chief Financial Officer. Listeners can access the conference call by dialing # 1-719-325-4857 and referring to the confirmation code 2985999. The conference call will also be broadcast live over the Internet and can be accessed at the Company's web site at the following URL: http://www.everglorygroup.com

A replay of the call will be available from 11:00 a.m. November 13, 2014 through November 20, 2014 Eastern Time by calling # 1-858-384-5517; pin number: 2985999.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this release and other written or oral statements made by or on behalf of Ever-Glory International Group, Inc. (the "Company") are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including, without limitation, market acceptance of the Company's products and offerings, development and expansion of the Company's wholesale and retail operations, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves (including, without limitation, the results stemming from the future implementation of the Company's strategies and the revenue, net income and new retail store projections set forth herein) may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties (many of which are beyond the Company's control). These statements are based on management's current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013 (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

NET SALES	$139,949,325	$106,659,519	$331,632,274	$244,100,494

COST OF SALES	106,118,870	81,254,688	242,671,071	178,924,172

GROSS PROFIT	33,830,455	25,404,831	88,961,203	65,176,322

OPERATING EXPENSES
Selling expenses	17,806,645	14,249,753	48,332,603	35,999,155
General and administrative expenses	9,699,667	6,684,580	23,634,073	16,670,132
Total Operating Expenses	27,506,312	20,934,333	71,966,676	52,669,287

INCOME FROM OPERATIONS	6,324,143	4,470,498	16,994,527	12,507,035

OTHER INCOME (EXPENSES)
Interest income	327,031	272,321	904,778	910,111
Interest expense	(914,480)	(757,390)	(2,396,288)	(2,285,614)
Change in fair value of derivative liability	-	-	-	294,000
Other income	1,006,019	831,952	1,918,242	684,311
Total Other Income(Expenses)	418,570	346,883	426,732	(397,192)

INCOME BEFORE INCOME TAX EXPENSE	6,742,713	4,817,381	17,421,259	12,109,843

INCOME TAX EXPENSE	(1,606,015)	(933,933)	(4,364,689)	(2,412,105)

NET INCOME	5,136,698	3,883,448	13,056,570	9,697,738

Foreign currency translation (loss) gain	(121,307)	670,518	(464,689)	1,828,910
COMPREHENSIVE INCOME	$5,015,391	$4,553,966	$12,591,881	$11,526,648

EARNINGS PER SHARE
Basic and diluted	$0.35	$0.26	$0.88	$0.66
Weighted average number of shares outstanding
Basic and diluted	14,782,668	14,779,268	14,781,722	14,777,015

CONTACT: Yanhua Huang, Ever-Glory International Group, 86-25-52096875(Office Tel)